FOR IMMEDIATE RELEASE:

DMC GLOBAL ADOPTS LIMITED-DURATION STOCKHOLDER RIGHTS PLAN

BROOMFIELD, Colo., June 6, 2024 (GLOBE NEWSWIRE) -- DMC Global Inc. (Nasdaq: BOOM) today announced its board of directors (the “Board”) has unanimously adopted a limited-duration Stockholder Protection Rights Agreement (the “Rights Plan”) to protect stockholder interests.

The Board, in consultation with its legal and financial advisors, adopted the Rights Plan in response to the accumulation of shares of the Company’s common stock. The Rights Plan became effective on June 5, 2024 and will expire on June 4, 2025, unless earlier terminated.

The Rights Plan is intended to enable stockholders to realize the full value of their investment in DMC Global while reducing the likelihood that any entity, person or group gains control of the Company through open-market accumulation without paying all stockholders an appropriate control premium or providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all stockholders. The Rights Plan is not intended to deter offers and does not preclude the Board from considering offers that recognize the full value of the Company.

Pursuant to the Rights Plan, the Company is issuing one right for each share of common stock as of the close of business on June 17, 2024. The rights will initially trade with DMC’s common stock and will generally become exercisable only if any person (or any persons acting as a group) acquires 10% or more, or 20% in the case of certain passive investors of the Company’s outstanding common stock (the “triggering percentage”). The Rights Plan does not aggregate the ownership of stockholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) will have the right to purchase from the Company for $75, subject to certain potential adjustments, shares of the Company’s common stock having a market value of twice that amount. In addition, at any time after a person or group acquires the triggering percentage, but less than 50% of the Company’s outstanding common stock, the Board may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void and not exercisable). Under the Rights Plan, any person who currently owns more than the triggering percentage may continue to own its shares of common stock but may not increase its ownership without triggering the Rights Plan.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

The Board is continuing its review of strategic alternatives for the Company’s DynaEnergetics and NobelClad businesses and is considering various strategic, business, and financial options. These could include, among other things, a sale, a merger or other business combination of a portion of DMC’s business-unit assets, and/or a strategic investment.

As previously noted, the Board has not set a timetable to complete the strategic review process. There can be no assurance that the review process will result in any transactions. DMC does not intend to disclose developments with respect to the review process until such time as the Board has approved a specific course of action or the Company otherwise deems disclosure required or appropriate.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:
Investors:
Geoff High
Vice President of Investor Relations
303-604-3924

Media:
Riyaz Lalani or Dan Gagnier
Gagnier Communications
416-305-1459
DMCGLOBAL@GAGNIERFC.COM